Exhibit 99.1

Expedia, Inc. Reports First Quarter 2015 Results

BELLEVUE, WA – April 30, 2015 – Expedia, Inc. (NASDAQ: EXPE) today announced financial results for the first quarter ended March 31, 2015.

•	Room night growth accelerated to 32% year-over-year, with domestic and international room nights growing 23% and 41% year-over-year, respectively.

•	Gross bookings increased 19% and revenue increased 14% year-over-year. Excluding the impact of foreign exchange, gross bookings increased 25% and revenue increased 23% year-over-year.

•	Strong performance in the Core Online Travel Companies (“Core OTA”) business drove growth in Expedia® (excluding eLong™) Adjusted EBITDA(1) of 25% year-over-year. Consolidated (including eLong) Adjusted EBITDA(1) declined 5% year-over-year.

•	Strong performance in the Advertising & Media business continued, delivering over $500M in net revenue on a trailing twelve months basis, an increase of 35% year-over-year, driven by growth in trivago and Expedia Media Solutions.

•	Expedia (excluding eLong) added approximately 14,000 properties to its global supply portfolio during the first quarter of 2015, more than double the pace of acquisition in the fourth quarter of 2014.

•	The company substantially completed the migration of the Wotif.com® website to the Expedia platform.

•	In February 2015, Expedia, Inc. announced it has entered into a definitive agreement to acquire Orbitz Worldwide, Inc., including all of its brands.

Financial Summary & Operating Metrics ($ millions except per share amounts)

Metric	Expedia (excluding eLong)				eLong(2)				Expedia, Inc.
	First Quarter				First Quarter				First Quarter
	2015	2014	Change		2015	2014	Change		2015	2014	Change
Room night growth	32%	20%	1,233	bps	34%	43%	(951	) bps	32%	24%	856	bps
Gross bookings	14,273.2	12,120.7	18%		712.6	503.8	41%		14,985.8	12,624.5	19%
Revenue	1,339.8	1,160.2	15%		33.6	40.2	(17%)		1,373.4	1,200.4	14%
Adjusted EBITDA(1)	135.0	108.1	25%		(33.3)	(1.3)	(2385%)		101.8	106.8	(5%)
Operating income (loss)	(10.9)	4.9	NM		(40.1)	(7.9)	(408%)		(51.0)	(3.0)	(1601%)
Adjusted net income (loss)									(4.2)	21.5	NM
Adjusted EPS									$(0.03)	$0.16	NM
Net income (loss) attributable to Expedia, Inc.									44.1	(14.3)	NM
Diluted EPS									$0.34	$(0.11)	NM
Free cash flow									948.4	896.7	6%

(1)	“Adjusted EBITDA” (Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization), “Adjusted net income,” “Adjusted EPS” and “Free cash flow” are non-GAAP measures as defined by the Securities and Exchange Commission (the “SEC”). Please see “Definitions of Non-GAAP Measures” and “Tabular Reconciliations for Non-GAAP Measures” on pages 11-14 herein for an explanation of non-GAAP measures used throughout this release. The definition for adjusted net income was revised in the fourth quarters of 2010, 2011 and 2012 and the definition for Adjusted EBITDA was revised in the fourth quarter of 2012.
(2)	The classification of certain revenue and expense items as well as the foreign exchange rates used for reporting purposes may result in immaterial differences between the above reported amounts and eLong’s standalone results.

Please refer to the Glossary in the Quarterly Results section on Expedia’s investor relations website for definitions of the business and financial terms discussed within this release.

Discussion of Results

The results include Brand Expedia (Expedia.com®), Hotels.com®, Hotwire.com®, Expedia® Affiliate Network (“EAN”), Classic Vacations®, Expedia Local Expert®, Expedia® CruiseShipCenters®, Egencia®, eLong, Venere® Net SpA, trivago GmbH (“trivago®”), Wotif.com Holdings Limited (“Wotif Group”), Travelocity®, AirAsia Expedia™ and CarRentals.com™, in addition to the related international points of sale.

The results include trivago following acquisition of a controlling interest in March 2013, results from the strategic marketing agreement with Travelocity launched during the fourth quarter of 2013 and the subsequent acquisition of Travelocity in January 2015, results of Wotif Group following the acquisition by Expedia in November 2014, as well as results from the AirAsia™ joint venture following Expedia’s purchase of an additional 25% equity interest in the former joint venture in March 2015. The impact from acquisitions noted below excludes Travelocity® due to the previously implemented commercial agreement. Unless otherwise noted, all comparisons below are versus the first quarter of 2014.

Gross Bookings & Revenue

Gross Bookings by Segment (In millions)

	First Quarter
	2015	2014	Change $	Change %
Core OTA	$12,907	$10,811	$2,096	19%
Egencia	1,366	1,310	56	4%

Expedia (excluding eLong)	$14,273	$12,121	$2,152	18%
eLong	713	504	209	41%

Total	$14,986	$12,624	$2,361	19%

Total gross bookings increased 19% (25% excluding foreign exchange) in the first quarter of 2015, driven by growth in the Core OTA business, including strong performance at Brand Expedia and Hotels.com. Acquisitions added approximately 3 percentage points of inorganic bookings growth for the quarter. Domestic gross bookings increased 20% and international gross bookings increased 17% (32% excluding foreign exchange). International bookings totaled $6.1 billion, accounting for 41% of worldwide bookings, consistent with the first quarter of 2014. Expedia (excluding eLong) gross bookings increased 18% in the first quarter of 2015, compared to the first quarter of 2014.

Revenue by Segment (In millions)

	First Quarter
	2015	2014	Change $	Change %
Core OTA	$1,170	$1,001	$169	17%
trivago	119	83	36	43%
Egencia	98	100	(2)	(2%)
Intercompany Eliminations	(47)	(24)	(23)	(93%)

Expedia (excluding eLong)	$1,340	$1,160	$180	15%
eLong	34	40	(7)	(17%)

Total	$1,373	$1,200	$173	14%

Total revenue increased 14% (23% excluding foreign exchange) in the first quarter of 2015, driven primarily by the Core OTA business, including strong performance at Brand Expedia and Hotels.com, as well as trivago. Acquisitions added approximately 3 percentage points of inorganic revenue growth for the quarter. Domestic revenue increased 20% and international revenue increased 8% (26% excluding foreign exchange). International revenue equaled $605 million, representing 44% of worldwide revenue, compared to 47% in the first quarter of 2014. Expedia (excluding eLong) revenue increased 15% in the first quarter of 2015, compared to the first quarter of 2014.

Product & Services Detail

As a percentage of total worldwide revenue in the first quarter of 2015, hotel accounted for 66%, air accounted for 10%, advertising and media accounted for 9% and all other revenues accounted for the remaining 15%.

Hotel revenue increased 14% in the first quarter of 2015 on a 32% increase in room nights stayed driven by Hotels.com, eLong, Brand Expedia and Wotif Group, partially offset by a 14% decrease in revenue per room night. Revenue per room night decreased primarily due to an unfavorable foreign exchange impact, both in translation and in book-to-stay, promotional activities such as growing loyalty programs, as well as the efforts to expand the size and availability of the global hotel supply portfolio. Revenue per room night is expected to continue to decrease in 2015. Average daily room rates (“ADRs”) decreased 2% year-over-year in the first quarter of 2015, as currency-neutral ADR growth was offset by an unfavorable foreign exchange translation impact. ADRs are expected to be negative year-over-year in 2015 primarily due to foreign exchange.

Air revenue increased 9% in the first quarter of 2015 due to an 18% increase in air tickets sold, partially offset by a 7% decrease in revenue per ticket. Advertising and media revenue increased 23% in the first quarter of 2015 due to continued strong growth in trivago and Expedia® Media Solutions. All other revenue increased 13% in the fourth quarter of 2014 primarily on growth in travel insurance and car rental products.

Adjusted Expenses

	Costs and Expenses			As a % of Revenue
	Three months ended March 31,			Three months ended March 31,
	2015	2014	Growth	2015	2014	Δ in bps
	(In millions)
Adjusted cost of revenue *	$310	$285	9%	22.6%	23.8%	(117)
Adjusted selling and marketing *	755	618	22%	55.0%	51.5%	350
Adjusted technology and content *	125	107	17%	9.1%	8.9%	17
Adjusted general and administrative *	99	84	17%	7.2%	7.0%	17

Total adjusted costs and expenses	$1,289	$1,094	18%	93.8%	91.2%	267

Total depreciation	74	62	20%	5.4%	5.2%	24
Total stock based compensation	29	25	16%	2.1%	2.1%	4

Total costs and expenses - GAAP	$1,392	$1,181	18%	101.4%	98.4%	295

*	Non-GAAP measures as defined by the SEC. Please see “Definitions of Non-GAAP Measures” and “Tabular Reconciliations for Non-GAAP Measures” on pages 11-14 herein for an explanation of the use of these non-GAAP measures.

Adjusted Cost of Revenue

•	Total adjusted cost of revenue increased 9% in the first quarter of 2015, due to $21 million more in data center and other costs and $4 million more in customer operations expenses, primarily due to an increase in transaction volumes, offset by a decrease in chargeback and fraud expenses. Acquisitions contributed approximately 3 percentage points of inorganic growth to adjusted cost of revenue growth during the first quarter of 2015.

•	Expedia (excluding eLong) adjusted cost of revenue increased 4% in the first quarter of 2015, compared to the first quarter of 2014.

Adjusted Selling and Marketing

•	Total adjusted selling and marketing expense increased 22% in the first quarter of 2015, compared to the first quarter of 2014, due to a $116 million increase in direct costs, including online and offline marketing expenses. Brand Expedia, Hotels.com, trivago and Travelocity accounted for a majority of the total increase in direct selling and marketing expenses. Acquisitions contributed approximately 3 percentage points of inorganic growth to adjusted selling and marketing growth during the first quarter of 2015.

•	Indirect costs increased $21 million for the first quarter of 2015, primarily driven by additional personnel due to an accelerated pace of hiring in the lodging supply organization. As a percentage of total selling and marketing, indirect costs represented 19% in the first quarter of 2015 compared to 20% in the first quarter of 2014.

•	Expedia (excluding eLong) adjusted selling and marketing expense increased 22% in the first quarter of 2015, compared to the first quarter of 2014.

Adjusted Technology and Content

•	Total adjusted technology and content expense increased 17% in the first quarter of 2015, primarily due to a $14 million increase in personnel and overhead costs, net of capitalized salary costs, for additional personnel to support key technology projects for Brand Expedia, corporate technology function, and eLong. Acquisitions contributed approximately 3 percentage points of inorganic growth to adjusted technology and content growth during the first quarter of 2015.

•	Expedia (excluding eLong) adjusted technology and content expense increased 15% in the first quarter of 2015, compared to the first quarter of 2014.

Adjusted General and Administrative

•	Total adjusted general and administrative expense increased 17% in the first quarter of 2015, primarily due to an $8 million increase in due diligence and other acquisition-related costs, as well as a $4 million increase in personnel costs. Acquisitions contributed approximately 4 percentage points of inorganic growth to adjusted general and administrative growth during the first quarter of 2015.

•	Expedia (excluding eLong) adjusted general and administrative expense increased 16% in the first quarter of 2015, compared to the first quarter of 2014.

Depreciation Expense

For the first quarter of 2015, depreciation expense of $74 million increased $12 million or 20%, primarily due to increased expenses related to previously capitalized software development costs for completed technology projects which have been placed into service. Depreciation expense is expected to continue to increase as additional projects are completed.

Adjusted EBITDA

Adjusted EBITDA by Segment (In millions)

	First Quarter
	2015	2014	Change $	Change %
Core OTA	$219	$183	$36	20%
trivago	5	(1)	6	(831%)
Egencia	20	17	3	19%
Unallocated Overhead Costs	(109)	(91)	(18)	(20%)

Expedia (excluding eLong)	$135	$108	$27	25%
eLong	(33)	(1)	(32)	(2385%)

Total	$102	$107	$(5)	(5%)

Consolidated Adjusted EBITDA decreased 5% for the first quarter of 2015, compared to the first quarter of 2014, as eLong continues to invest in the Chinese market. Expedia (excluding eLong), Adjusted EBITDA increased 25% for the first quarter of 2015, compared to the first quarter of 2014, driven by growth in the Core OTA business, trivago and Egencia. Core OTA Adjusted EBITDA increased 20% in the first quarter of 2015, driven primarily by Hotels.com, Brand Expedia and Expedia Affiliate Network, partially offset by Hotwire.

Restructuring and Related Reorganization Charges

In conjunction with the migration of technology platforms and centralization of technology, supply and other operations, primarily related to acquisition integrations including Wotif Group, we recognized $5 million in restructuring and related reorganization charges during the first quarter of 2015. We expect approximately $10 million of restructuring charges for the remainder of 2015 related to these integrations already underway, but not including any possible future acquisition integration.

Interest and Other

For the first quarter of 2015, interest income was essentially consistent with the first quarter of 2014. Interest expense increased $6 million, or 28%, primarily due to higher long-term debt balances.

For the first quarter of 2015, other, net was a gain of $105 million compared to a loss of $0.5 million in the first quarter of 2014. The gains for the first quarter of 2015 were primarily related to a noncontrolling interest basis adjustment related to the acquisition of a majority stake in the AirAsia joint venture, as well as foreign exchange gain, while the loss for the first quarter of 2014 was primarily related to foreign exchange losses, offset by income from equity investments and other items. Foreign currency rate fluctuations negatively impacted first quarter 2015 revenue growth rates reflecting depreciation in certain foreign currencies compared to the first quarter of 2014. Our revenue hedging program is designed to offset the book-to-stay impact on merchant hotel revenue. We include any realized gains or losses from our revenue hedging program in our calculation of Adjusted EBITDA.

Income Taxes

The effective tax rate on GAAP pre-tax income was (2.9%) for the first quarter of 2015, compared with (1.6%) in the prior year period. The GAAP rate for the first quarter of 2015 was reduced by a nontaxable remeasurement gain on the AirAsia joint venture, offset by certain foreign losses for which Expedia did not record a tax benefit. The GAAP rate for the first quarter of 2014 was reduced by certain foreign losses for which Expedia did not record a tax benefit measured against a pretax book loss. The effective tax rate on pre-tax adjusted net income (“ANI”) was not meaningful for the first quarter of 2015, compared with 34.1% in the prior year period, due to certain foreign losses for which Expedia did not record a tax benefit, which were disproportionate relative to the amount of the pretax adjusted income for the rest of the business due to seasonality.

Balance Sheet, Cash Flows and Capitalization

Cash, cash equivalents, restricted cash and short-term investments totaled $2.1 billion at March 31, 2015. For the quarter ended March 31, 2015, net cash provided by operating activities was $1.1 billion and free cash flow totaled $0.9 billion. Both measures include $939 million from net changes in operating assets and liabilities, primarily driven by an increase in deferred merchant bookings. Free cash flow increased $52 million for the quarter ended March 31, 2015, compared to the prior year period primarily due to increased benefits from working capital changes.

Long-term debt totaled $1.75 billion at March 31, 2014 consisting of $497 million, net of discount, in 4.5% senior notes due 2024, $750 million, net of discount, in 5.95% senior notes due 2020 and $500 million in 7.456% senior notes due 2018. In addition, Expedia, Inc. has a $1 billion unsecured revolving credit facility which was essentially untapped as of March 31, 2015.

At March 31, 2015, Expedia, Inc. had stock-based awards outstanding representing approximately 20.9 million shares of our common stock, consisting of options to purchase approximately 20.5 million common shares with a $64.50 weighted average exercise price and weighted average remaining life of 4.9 years, and approximately 0.4 million restricted stock units (RSUs).

During the first quarter of 2015, Expedia, Inc. repurchased 0.5 million shares of Expedia, Inc. common stock for an aggregate purchase price of $45 million excluding transaction costs (an average of $85.27 per share). As of March 31, 2015, there were approximately 11.2 million shares remaining under the April 2012 and the February 2015 repurchase authorizations.

On March 26, 2015, Expedia, Inc. paid a quarterly dividend of $23 million ($0.18 per common share). In addition, on April 29, 2015, the Executive Committee of Expedia’s Board of Directors declared a cash dividend of $0.18 per share of outstanding common stock to be paid to stockholders of record as of the close of business on June 18, 2015, with a payment date of June 18, 2015. Based on current shares outstanding, the total payment for this quarterly dividend is estimated to be approximately $23 million. Future declaration of dividends and the establishment of future record and payment dates are subject to the final determination of Expedia’s Board of Directors.

Recent Highlights

Global Presence

•	Expedia, Inc. entered into an agreement with AirAsia Berhad to purchase an additional 25% equity interest of AAE Travel Pte. Ltd., resulting in a 75% ownership stake in the company.

•	Expedia, Inc. announced it has expanded its partnerships with Decolar.com and Despegar.com branded websites to include deeper cooperation on hotel supply and a $270 million cost method investment by Expedia.

•	Expedia, Inc. announced in April that it plans to move its global headquarters to the City of Seattle by 2018 after purchasing a multi-building, waterfront campus for $228.9 million. The acquisition closed on April 30, 2015.

Supply Portfolio

•	At quarter-end, Expedia, Inc. global websites featured approximately 510,000 properties, including over 280,000 in China through eLong.

•	In February, Expedia, Inc. announced it has entered into a definitive agreement under which it will acquire Orbitz Worldwide, Inc., including all of Orbitz Worldwide’s brands, for $12.00 per share in cash, representing an enterprise value of approximately $1.6 billion.

•	Expedia, Inc. entered into commercial agreements with a number of airlines, including Etihad Airways, Spirit Airlines, Southern Airways Express and OneJet, Inc., and also third-party package provider Sunwing Vacations Inc.

•	Brand Expedia, Egencia, CarRentals.com and Hotwire signed multi-year deals with Avis Budget Group covering their Avis, Budget, Payless and Apex brands for the Americas and APAC points of sale.

•	Hotels.com is the first OTA to partner with loyalty program Fly Buys, which will allow New Zealand customers to earn Fly Buys points on global hotel bookings.

•	Expedia Lodging Partner Services and Innlink LLC, a member of the IHS Group, entered into an agreement to facilitate making Innlink’s hotels available via Expedia’s global portfolio of brands.

•	Expedia Affiliate Network (EAN) signed agreements to power online hotel bookings for several international companies, including American Airlines.

•	Brand Expedia’s cruise business set records for gross bookings and transactions during Q1 Wave Season for the second year in a row. Expedia CruiseShipCenters saw more consumer and franchise interest than ever before during Q1 with a 54% increase in web leads and a 91% increase in franchise inquiries over Q1 2014.

•	Egencia expanded its global presence to Vietnam through its alliance with one of Vietnam’s largest travel management companies, Hong Ngoc Ha in Ho Chi Minh City. Egencia now operates in 65 countries with 42 partners worldwide.

•	Hotels.com has over 133,000 eligible hotels where its loyalty program members can redeem Hotels.com® Rewards nights. The program has over 15 million members who have redeemed over 3 million nights since its inception.

Technology Innovation

•	Expedia, Inc. brands continue to match the pace of innovation in the industry, as demonstrated recently by Brand Expedia, Hotels.com, and Hotwire each releasing an app for Apple Watch™.

•	Egencia’s TripNavigator for iPad launched with features such as personalized search options and mobile–only deals. Egencia experienced a nearly 300% increase in unique users logging into the Egencia app family in March.

•	Brand Expedia and Hotwire launched new car rental products on their mobile apps. Brand Expedia US customers can now rent cars via mobile phone, and Hotwire now offers traveler protection policies for car bookings on Android and iOS.

•	The company substantially completed the migration of Wotif.com website to the Expedia platform. Wotif.com now offers Expedia’s range of directly contracted global properties, expanding hotel choices for Wotif.com consumers.

•	Expedia, Inc. globally launched Sell Tonight for hotels, a new feature within Expedia Partner Central that allows hotel suppliers to adjust their room pricing strategy to offer competitive last minute pricing and better manage their inventory.

Distribution Channels

•	Expedia Media Solutions announced the recipients of its 2014 EMEA Partner Awards for original and groundbreaking campaigns that exemplify innovation and success in digital marketing and advertising across regions. Winning partners included Meliá Hotels International, Lufthansa, Greek National Tourist Organization, Dubai Corporation of Tourism & Commerce Marketing with Emirates Airline and Hilton Worldwide.

•	Engagement Labs named Hotels.com’s US Twitter handle the highest ranking Twitter handle in the Travel Aggregator category.

•	Hotwire won EyeForTravel’s Mobile Innovation Award for “Best Mobile Travel User Experience” and was recognized on their site.

EXPEDIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for per share data)

(Unaudited)

	Three months ended March 31,
	2015	2014
Revenue	$1,373,397	$1,200,371

Costs and expenses:
Cost of revenue (1) (2)	321,918	294,619
Selling and marketing (1) (2)	763,381	624,699
Technology and content (1) (2)	190,455	162,975
General and administrative (1) (2)	116,397	99,045
Amortization of intangible assets	25,042	18,492
Legal reserves, occupancy tax and other	2,529	3,539
Restructuring and related reorganization charges	4,676	—

Operating loss	(51,001)	(2,998)

Other income (expense):
Interest income	5,545	5,798
Interest expense	(27,994)	(21,804)
Other, net	105,101	(481)

Total other income (expense), net	82,652	(16,487)

Income (loss) before income taxes	31,651	(19,485)
Provision for income taxes	910	(319)

Net income (loss)	32,561	(19,804)
Net loss attributable to noncontrolling interests	11,582	5,500

Net income (loss) attributable to Expedia, Inc.	$44,143	$(14,304)

Earnings (loss) per share attributable to Expedia, Inc. available to common stockholders:
Basic	$0.35	$(0.11)
Diluted	0.34	(0.11)

Shares used in computing earnings (loss) per share:
Basic	127,563	130,559
Diluted	131,402	130,559

Dividends declared per common share	$0.18	$0.15

(1) Includes stock-based compensation as follows:
Cost of revenue	$1,158	$1,202
Selling and marketing	6,472	5,335
Technology and content	6,784	5,558
General and administrative	14,472	12,726

(2) Includes depreciation as follows:
Cost of revenue	$10,581	$8,264
Selling and marketing	2,178	1,758
Technology and content	58,627	50,140
General and administrative	3,059	1,972

EXPEDIA, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	March 31,	December 31,
	2015	2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,735,283	$1,402,700
Restricted cash and cash equivalents	45,045	34,888
Short-term investments	294,942	355,780
Accounts receivable, net of allowance of $13,689 and $13,760	985,024	778,334
Deferred income taxes	168,040	169,269
Income taxes receivable	65,295	17,161
Prepaid expenses and other current assets	192,299	166,357

Total current assets	3,485,928	2,924,489
Property and equipment, net	580,956	553,126
Long-term investments and other assets	539,828	286,882
Deferred income taxes	645	10,053
Intangible assets, net	1,511,543	1,290,087
Goodwill	4,016,188	3,955,901

TOTAL ASSETS	$10,135,088	$9,020,538

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, merchant	$1,255,610	$1,188,483
Accounts payable, other	452,885	361,382
Deferred merchant bookings	2,912,119	1,761,258
Deferred revenue	69,066	62,206
Income taxes payable	18,278	59,661
Accrued expenses and other current liabilities	674,691	753,625

Total current liabilities	5,382,649	4,186,615
Long-term debt	1,746,862	1,746,787
Deferred income taxes	446,341	452,958
Other long-term liabilities	203,280	180,376

Commitments and contingencies
Redeemable noncontrolling interests	526,960	560,073

Stockholders’ equity:
Common stock $.0001 par value	20	20
Authorized shares: 1,600,000
Shares issued: 197,737 and 196,802
Shares outstanding: 114,675 and 114,267
Class B common stock $.0001 par value	1	1
Authorized shares: 400,000
Shares issued and outstanding: 12,800 and 12,800
Additional paid-in capital	5,946,043	5,921,140
Treasury stock - Common stock, at cost	(4,043,043)	(3,998,120)
Shares: 83,062 and 82,535
Retained earnings (deficit)	—	—
Accumulated other comprehensive income (loss)	(239,480)	(138,774)

Total Expedia, Inc. stockholders’ equity	1,663,541	1,784,267
Non-redeemable noncontrolling interests	165,455	109,462

Total stockholders’ equity	1,828,996	1,893,729

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$10,135,088	$9,020,538

EXPEDIA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three months ended March 31,
	2015	2014
Operating activities:
Net income (loss)	$32,561	$(19,804)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of property and equipment, including internal-use software and website development	74,445	62,134
Amortization of stock-based compensation	28,886	24,821
Amortization of intangible assets	25,042	18,492
Deferred income taxes	3,478	5,793
Foreign exchange (gain) loss on cash, cash equivalents and short-term investments, net	39,665	(4,354)
Realized gain on foreign currency forwards	(16,907)	(1,358)
Noncontrolling investment basis adjustment	(79,476)	—
Other	4,849	(5,927)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(215,036)	(196,870)
Prepaid expenses and other current assets	(23,884)	(23,709)
Accounts payable, merchant	73,098	31,681
Accounts payable, other, accrued expenses and other current liabilities	14,477	74,718
Taxes payable/receivable, net	(83,213)	(57,095)
Deferred merchant bookings	1,165,473	1,045,677
Deferred revenue	7,606	17,239

Net cash provided by operating activities	1,051,064	971,438

Investing activities:
Capital expenditures, including internal-use software and website development	(102,650)	(74,749)
Purchases of investments	(346,043)	(495,377)
Sales and maturities of investments	129,019	135,669
Acquisitions, net of cash acquired	(326,088)	—
Net settlement of foreign currency forwards	16,907	1,358
Other, net	1,807	(504)

Net cash used in investing activities	(627,048)	(433,603)

Financing activities:
Purchases of treasury stock	(44,923)	(121,865)
Payment of dividends to stockholders	(22,895)	(19,602)
Proceeds from exercise of equity awards and employee stock purchase plan	29,011	37,694
Excess tax benefit on equity awards	10,059	21,783
Other, net	2,084	3,786

Net cash used in financing activities	(26,664)	(78,204)
Effect of exchange rate changes on cash and cash equivalents	(64,769)	3,402

Net increase in cash and cash equivalents	332,583	463,033
Cash and cash equivalents at beginning of period	1,402,700	1,021,033

Cash and cash equivalents at end of period	$1,735,283	$1,484,066

Supplemental cash flow information
Cash paid for interest	$53,442	$41,809
Income tax payments, net	68,461	29,682

Expedia, Inc.

Trended Metrics

(All figures in millions)

•	The following metrics are intended as a supplement to the financial statements found in this release and in our filings with the SEC. In the event of discrepancies between amounts in these tables and our historical financial statements, readers should rely on our filings with the SEC and financial statements in our most recent earnings release.

•	We intend to periodically review and refine the definition, methodology and appropriateness of each of our supplemental metrics. As a result, metrics are subject to removal and/or change, and such changes could be material.

•	These metrics do not include adjustments for one-time items, acquisitions, foreign exchange or other adjustments.

•	Some numbers may not add due to rounding.

	2013				2014				2015	Y / Y Growth
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1
Gross Bookings by Segment
Core OTA	$8,283	$8,515	$8,679	$7,493	$10,811	$11,174	$11,453	$9,431	$12,907	19%
Egencia	1,117	1,188	1,125	1,104	1,310	1,328	1,285	1,226	1,366	4%

Expedia (excluding eLong)	$9,400	$9,703	$9,803	$8,597	$12,121	$12,502	$12,738	$10,657	$14,273	18%
eLong	381	418	633	507	504	544	731	650	713	41%

Total	$9,781	$10,121	$10,437	$9,104	$12,624	$13,046	$13,470	$11,307	$14,986	19%

Gross Bookings by Geography
Domestic	$5,484	$5,848	$5,828	$4,982	$7,427	$7,889	$7,861	$6,432	$8,887	20%
International	4,297	4,273	4,609	4,122	5,197	5,157	5,609	4,875	6,098	17%

Total	$9,781	$10,121	$10,437	$9,104	$12,624	$13,046	$13,470	$11,307	$14,986	19%

Gross Bookings by Agency/Merchant
Agency	$5,141	$5,332	$5,508	$5,079	$7,159	$7,365	$7,365	$6,182	$8,048	12%
Merchant	4,640	4,789	4,929	4,025	5,465	5,681	6,104	5,125	6,937	27%

Total	$9,781	$10,121	$10,437	$9,104	$12,624	$13,046	$13,470	$11,307	$14,986	19%
Revenue by Segment
Core OTA	$876	$1,026	$1,197	$970	$1,001	$1,268	$1,477	$1,159	$1,170	17%
trivago	14	54	92	55	83	104	139	87	119	43%
Egencia	89	95	85	96	100	103	97	100	98	-2%
Intercompany Eliminations	(2)	(9)	(21)	(12)	(24)	(32)	(49)	(27)	(47)	-93%

Expedia (excluding eLong)	$977	$1,167	$1,354	$1,109	$1,160	$1,443	$1,664	$1,318	$1,340	15%
eLong	35	38	48	43	40	51	49	38	34	-17%

Total	$1,012	$1,205	$1,402	$1,152	$1,200	$1,495	$1,713	$1,356	$1,373	14%

Revenue by Geography
Domestic	$558	$650	$717	$585	$642	$789	$888	$728	$768	20%
International	454	555	685	567	559	706	824	628	605	8%

Total	$1,012	$1,205	$1,402	$1,152	$1,200	$1,495	$1,713	$1,356	$1,373	14%

Revenue by Agency/Merchant/Advertising
Agency	$226	$261	$320	$284	$319	$388	$467	$361	$374	17%
Merchant	741	864	972	783	782	984	1,105	878	877	12%
Advertising & Media	46	80	109	84	99	123	141	117	122	23%

Total	$1,012	$1,205	$1,402	$1,152	$1,200	$1,495	$1,713	$1,356	$1,373	14%

Adjusted EBITDA by Segment
Core OTA	$176	$276	$419	$302	$183	$345	$501	$359	$219	20%
trivago	0	(5)	6	18	(1)	(10)	0	14	5	NM
Egencia	12	18	12	18	17	18	16	11	20	19%
Unallocated Overhead Costs	(85)	(91)	(91)	(92)	(91)	(101)	(102)	(107)	(109)	-20%

Expedia (excluding eLong)	$103	$197	$345	$245	$108	$252	$415	$277	$135	25%
eLong	2	(6)	(5)	(3)	(1)	8	(6)	(27)	(33)	NM

Total	$105	$192	$340	$242	$107	$259	$409	$250	$102	-5%

Worldwide Hotel (Merchant & Agency)
Room Nights	29.0	35.9	44.1	37.1	35.9	45.9	54.5	47.3	47.6
Room Night Growth	28%	19%	20%	25%	24%	28%	24%	28%	32%
Domestic Room Night Growth	15%	11%	12%	18%	20%	24%	24%	25%	23%
International Room Night Growth	43%	29%	28%	31%	27%	31%	24%	30%	41%
ADR Growth	0%	0%	0%	0%	1%	2%	5%	0%	-2%
Revenue per Night Growth	-3%	-6%	-7%	-9%	-10%	-4%	-2%	-10%	-14%
Revenue Growth	24%	12%	11%	13%	12%	23%	21%	15%	14%

Worldwide Air (Merchant & Agency)
Tickets Sold Growth	9%	7%	7%	13%	30%	28%	30%	26%	18%
Airfare Growth	0%	0%	3%	1%	1%	3%	0%	-4%	-7%
Revenue per Ticket Growth	5%	1%	9%	3%	-2%	-5%	-7%	-6%	-7%
Revenue Growth	14%	8%	16%	17%	28%	22%	21%	18%	9%

Notes:

•	The metrics above include trivago following the acquisition of a controlling interest on March 8, 2013, Travelocity following the strategic marketing agreement launched during the fourth quarter of 2013, as well as the subsequent acquisition of Travelocity on January 23, 2015, Wotif group following the acquisition on November 13, 2014 and AirAsia Expedia following Expedia’s purchase of an additional 25% equity interest in the former joint venture on March 10, 2015.

•	Advertising & Media Revenue includes revenue from trivago. All trivago revenue is classified as international.

•	The classification of certain revenue and expense items as well as the foreign exchange rates used for reporting purposes may result in immaterial differences between the above reported amounts for eLong and eLong, Inc.’s standalone results.

•	Beginning in Q1 2014, Expedia moved to a new Enterprise Accounting System of Record, which caused immaterial changes to some of the metrics above due to remapping.

•	In Q4 2014, Expedia reclassified certain prior period amounts relating to eLong from agency gross bookings and revenue to merchant gross bookings and revenue. Consolidated amounts did not change.

Notes & Definitions:

Gross Bookings – Total retail value of transactions booked for both agency and merchant transactions, recorded at the time of booking. Bookings include the total price due for travel, including taxes, fees and other charges, and are generally reduced for cancellations and refunds.

Core OTA: Core Online Travel Companies (“Core OTA”) segment provides a full range of travel and advertising services to our worldwide customers through a variety of brands including: Expedia.com and Hotels.com in the United States and localized Expedia.com and Hotels.com websites throughout the world, Expedia Affiliate Network, Hotwire.com, Travelocity, Venere, Wotif Group, CarRentals.com, and Classic Vacations.

trivago: trivago segment generates advertising revenue primarily from sending referrals to online travel companies and travel service providers from its localized hotel metasearch websites.

Egencia: Egencia segment provides managed travel services to corporate customers worldwide.

eLong: eLong segment consists of Expedia’s majority ownership interest in eLong, Inc., which specializes in mobile and online travel services in China.

Corporate – Includes unallocated corporate expenses.

Worldwide Hotel metrics – Reported on a stayed basis, and include both merchant and agency model hotel stays.

Worldwide Air metrics – Reported on a booked basis and includes both merchant and agency air bookings.

Definitions of Non-GAAP Measures

Expedia, Inc. reports Adjusted EBITDA, Adjusted Net Income, Adjusted EPS, Free Cash Flow and Adjusted Expenses (non-GAAP cost of revenue, non-GAAP selling and marketing, non-GAAP technology and content and non-GAAP general and administrative), all of which are supplemental measures to GAAP and are defined by the SEC as non-GAAP financial measures. These measures are among the primary metrics by which management evaluates the performance of the business and on which internal budgets are based. Management believes that investors should have access to the same set of tools that management uses to analyze our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. Adjusted EBITDA, Adjusted Net Income, Adjusted EPS have certain limitations in that they do not take into account the impact of certain expenses to our consolidated statements of operations. We endeavor to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures. Adjusted EBITDA, Adjusted Net Income and Adjusted EPS also exclude certain items related to transactional tax matters, which may ultimately be settled in cash, and we urge investors to review the detailed disclosure regarding these matters in the Management Discussion and Analysis, Legal Proceedings sections, as well as the notes to the financial statements, included in the Company’s annual and quarterly reports filed with the Securities and Exchange Commission. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The definition of Adjusted Net Income was revised in the fourth quarters of 2010, 2011 and 2012 and the definition for Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization was revised in the fourth quarter of 2012. The definition of Adjusted Expenses was revised in the first quarter of 2014.

Adjusted EBITDA is defined as operating income / (loss) plus: (1) stock-based compensation expense, including compensation expense related to certain subsidiary equity plans; (2) acquisition-related impacts, including (i) amortization of intangible assets and goodwill and intangible asset impairment, (ii) gains (losses) recognized on changes in the value of contingent consideration arrangements; and (iii) upfront consideration paid to settle employee compensation plans of the acquiree; (3) certain infrequently occurring items, including restructuring; (4) items included in Legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g. hotel and excise taxes), related to court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings; (5) gains (losses) realized on revenue hedging activities that are included in other, net; and (6) depreciation.

The above items are excluded from our Adjusted EBITDA measure because these items are noncash in nature, or because the amount and timing of these items is unpredictable, not driven by core operating results and renders comparisons with prior periods and competitors less meaningful. We believe Adjusted EBITDA is a useful measure for analysts and investors to evaluate our future on-going performance as this measure allows a more meaningful comparison of our performance and projected cash earnings with our historical results from prior periods and to the results of our competitors. Moreover, our management uses this measure internally to evaluate the performance of our business as a whole and our individual business segments. In addition, we believe that by excluding certain items, such as stock-based compensation and acquisition-related impacts, Adjusted EBITDA corresponds more closely to the cash operating income generated from our business and allows investors to gain an understanding of the factors and trends affecting the ongoing cash earnings capabilities of our business, from which capital investments are made and debt is serviced.

Adjusted Net Income generally captures all items on the statements of operations that occur in normal course operations and have been, or ultimately will be, settled in cash and is defined as net income/(loss) attributable to Expedia, Inc. plus net of tax: (1) stock-based compensation expense, including compensation expense related to equity plans of certain subsidiaries and equity-method investments; (2) acquisition-related impacts, including (i) amortization of intangible assets, including as part of equity-method investments, and goodwill and intangible asset impairment, (ii) gains (losses) recognized on changes in the value of contingent consideration arrangements, and (iii) upfront consideration paid to settle employee compensation plans of the acquiree and (iv) gains (losses) recognized on noncontrolling investment basis adjustments when we acquire controlling interests; (3) currency gains or losses on U.S. dollar denominated cash or investments held by eLong; (4) certain other infrequently occurring items, including restructuring charges; (5) items included in Legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g., hotel occupancy and excise taxes), related court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings; (6) discontinued operations; (7) the noncontrolling interest impact of the aforementioned adjustment items and (8) unrealized gains (losses) on revenue hedging activities that are included in other, net. We believe Adjusted Net Income is useful to investors because it represents Expedia, Inc.’s combined results, taking into account depreciation, which management believes is an ongoing cost of doing business, but excluding the impact of certain expenses, infrequently occurring items and items not directly tied to the core operations of our businesses.

Adjusted EPS is defined as Adjusted Net Income divided by adjusted weighted average shares outstanding, which include dilution from options per the treasury stock method and include all shares relating to RSUs in shares outstanding for Adjusted EPS. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis. Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Expedia’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other items which are not allocated to the operating businesses such as interest expense, taxes, foreign exchange gains or losses, and minority interest, but excluding the effects of certain expenses not directly tied to the core operations of our businesses. Adjusted Net Income and Adjusted EPS have similar limitations as Adjusted EBITDA. In addition, Adjusted Net Income does not include all items that affect our net income / (loss) and net income / (loss) per share for the period. Therefore, we think it is important to evaluate these measures along with our consolidated statements of operations.

Free Cash Flow is defined as net cash flow provided by operating activities less capital expenditures. Management believes Free Cash Flow is useful to investors because it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the core operations of our businesses, such as financing activities, foreign exchange or certain investing activities. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate Free Cash Flow along with the consolidated statements of cash flows.

Adjusted Expenses (cost of revenue, selling and marketing, technology and content and general and administrative expenses) exclude stock-based compensation related to expenses for stock options, restricted stock units and other equity compensation under applicable stock-based compensation accounting standards as well as depreciation expense. Expedia, Inc. excludes stock-based compensation and depreciation expenses from these measures primarily because they are non-cash expenses that we do not believe are necessarily reflective of our ongoing cash operating expenses and cash operating income. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting applicable stock-based compensation accounting standards, management believes that providing non-GAAP financial measures that exclude stock-based compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies, as well as providing management with an important tool for financial operational decision making and for evaluating our own recurring core business operating results over different periods of time. Exclusion of depreciation expense also allows the year-over-year comparison of expenses on a basis that is consistent with the year-over-year comparison of Adjusted EBITDA. There are certain limitations in using financial measures that do not take into account stock-based compensation and depreciation expense, including the fact that stock-based compensation is a recurring expense and a valued part of employees’ compensation and depreciation expense is also a recurring expense and is a direct result of previous capital investment decisions made by management. Therefore it is important to evaluate both our GAAP and non-GAAP measures. See the Notes to the Consolidated Statements of Operations for stock-based compensation and depreciation expense by line item.

Tabular Reconciliations for Non-GAAP Measures

Adjusted EBITDA (Adjusted Earnings Before Interest, Taxes, Depreciation & Amortization)

	Three months ended March 31,
	2015	2014
	(In thousands)
Adjusted EBITDA	$101,763	$106,771
Depreciation	(74,445)	(62,134)
Amortization of intangible assets	(25,042)	(18,492)
Stock-based compensation	(28,886)	(24,821)
Legal reserves, occupancy tax and other	(2,529)	(3,539)
Restructuring and related reorganization charges	(4,676)	—
Realized gain on revenue hedges	(17,186)	(783)

Operating loss	(51,001)	(2,998)
Interest expense, net	(22,449)	(16,006)
Other, net	105,101	(481)

Income (loss) before income taxes	31,651	(19,485)
Provision for income taxes	910	(319)

Net income (loss)	32,561	(19,804)
Net loss attributable to noncontrolling interests	11,582	5,500

Net income (loss) attributable to Expedia, Inc.	$44,143	$(14,304)

Adjusted Net Income (Loss) & Adjusted EPS

	Three months ended March 31,
	2015	2014
	(in thousands, except per share data)
Net income (loss) attributable to Expedia, Inc.	$44,143	$(14,304)
Amortization of intangible assets	25,042	18,492
Stock-based compensation	28,886	24,821
Legal reserves, occupancy tax and other	2,529	3,539
Restructuring and related reorganization charges	4,676	—
Foreign currency (gain) loss on U.S. dollar cash balances held by eLong	(19)	8
Unrealized (gain) loss on revenue hedges	(2,749)	3,564
Stock-based compensation as part of equity method investments	—	74
Gain on sale of asset	(11,501)	—
Noncontrolling interest basis adjustment	(79,476)	—
Provision for income taxes	(11,041)	(10,262)
Noncontrolling interests	(4,654)	(4,465)

Adjusted Net Income (Loss)	$(4,164)	$21,467

GAAP weighted average shares outstanding (1)	127,563	130,559
Additional dilutive securities	—	4,843

Adjusted weighted average shares outstanding	127,563	135,402

GAAP earnings (loss) per share (1)	$0.35	$(0.11)
Adjusted earnings (loss) per share	(0.03)	0.16

(1)	In periods for which we have an Adjusted Net Loss (i.e. three months ended March 31, 2015), GAAP basic weighted average shares outstanding and GAAP basic earnings (loss) per share is presented. In periods for which we have Adjusted Net Income (i.e. three months ended March 31, 2014), the GAAP diluted weighted average shares and diluted earnings (loss) per share is presented.

Free Cash Flow

	Three months ended March 31,
	2015	2014
	(in thousands)
Net cash provided by operating activities	$1,051,064	$971,438
Less: capital expenditures	(102,650)	(74,749)

Free cash flow	$948,414	$896,689

Adjusted Expenses (cost of revenue, selling and marketing, technology and content and general and administrative expenses)

	Three months ended March 31,
	2015	2014
	(in thousands)
Cost of revenue	$321,918	$294,619
Less: stock-based compensation	(1,158)	(1,202)
Less: depreciation	(10,581)	(8,264)

Adjusted cost of revenue	$310,179	$285,153

Selling and marketing expense	$763,381	$624,699
Less: stock-based compensation	(6,472)	(5,335)
Less: depreciation	(2,178)	(1,758)

Adjusted selling and marketing expense	$754,731	$617,606

Technology and content expense	$190,455	$162,975
Less: stock-based compensation	(6,784)	(5,558)
Less: depreciation	(58,627)	(50,140)

Adjusted technology and content expense	$125,044	$107,277

General and administrative expense	$116,397	$99,045
Less: stock-based compensation	(14,472)	(12,726)
Less: depreciation	(3,059)	(1,972)

Adjusted general and administrative expense	$98,866	$84,347

Conference Call

Expedia, Inc. will webcast a conference call to discuss first quarter 2015 financial results and certain forward-looking information on Thursday, April 30, 2015 at 1:30 p.m. Pacific Time (PT). The webcast will be open to the public and available via http://ir.expediainc.com. Expedia, Inc. expects to maintain access to the webcast on the IR website for approximately three months subsequent to the initial broadcast.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance. These forward-looking statements are based on management’s expectations as of April 30, 2015 and assumptions which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “intends” and “expects,” among others, generally identify forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and may include statements relating to future revenues, expenses, margins, profitability, net income / (loss), earnings per share and other measures of results of operations and the prospects for future growth of Expedia, Inc.’s business.

Actual results and the timing and outcome of events may differ materially from those expressed or implied in the forward-looking statements for a variety of reasons, including, among others:

•	an increasingly competitive global environment;

•	our failure to modify to our current business models and practices or adopt new business models or practices in order to compete in a dynamic industry;

•	changes in search engine algorithms and dynamics or other traffic-generating arrangements;

•	our failure to maintain and expand our relationships and contractual agreements with travel suppliers or travel distribution partners;

•	our failure to maintain and expand our brand awareness or increased costs to do so;

•	our failure to adapt to technological developments or industry trends;

•	risks related to our acquisitions, investments or significant commercial arrangements;

•	risks relating to our operations in international markets, including China;

•	our failure to comply with current laws, rules and regulations, or changes to such laws, rules and regulations;

•	adverse application of existing tax or unclaimed property laws, rules or regulations or implementation;

•	unfavorable amendment to existing tax laws, rules or regulations or enactment of new unfavorable laws, rules or regulations;

•	adverse outcomes in legal proceedings to which we are a party;

•	declines or disruptions in the travel industry;

•	risks related to payments and fraud;

•	fluctuations in foreign exchange rates;

•	volatility in our stock price;

•	liquidity constraints or our inability to access the capital markets when necessary;

•	interruption, security breached or lack of redundancy in our information systems;

•	our failure to comply with governmental regulation and other legal obligations related to our processing, storage, use and disclosure of personal information, payment card information and other consumer data;

•	our failure to retain or motivate key personnel or hire, retain and motivate qualified personnel, including senior management;

•	changes in control of the Company;

•	management and director conflicts of interest;

•	risks related to actions taken by our business partners and third party service providers, including failure to comply with our requirements or standards or the requirements or standards of governmental authorities, or any cessation of their operations;

•	risks related to the failure of counterparties to perform on financial obligations;

•	risks related to our long-term indebtedness;

•	our failure to effectively operate our businesses due to restrictive covenants in the agreements governing our indebtedness;

•	our failure to protect our intellectual property from copying or use by others, including competitors; as well as other risks detailed in our public filings with the SEC, including our quarterly report on Form 10-Q for the quarter ended March 31, 2015. Except as required by law, we undertake no obligation to update any forward-looking or other statements in this release, whether as a result of new information, future events or otherwise.

About Expedia, Inc.

Expedia, Inc. (NASDAQ: EXPE) is one of the world’s largest travel companies, with an extensive brand portfolio that includes leading online travel brands, such as:

•	Expedia.com®, a leading full service online travel agency with localized sites in 31 countries

•	Hotels.com®, the hotel specialist with localized sites in more than 60 countries

•	Hotwire®, a leading discount travel site that offers opaque deals in 12 countries throughout North America, Europe and Asia

•	Travelocity®, a pioneer in online travel and a leading online travel agency in the US and Canada

•	Egencia®, a leading corporate travel management company

•	eLong™, a leading mobile and online travel service provider in China

•	Venere.com™, an online hotel reservation specialist in Europe

•	trivago®, a leading online hotel metasearch company with sites in 51 countries

•	Wotif Group, a leading operator of travel brands in the Asia-Pacific region, including Wotif.com®, lastminute.com.au®, travel.com.au, Asia Web Direct®, LateStays.com and GoDo.com.au

•	Expedia Local Expert®, a provider of online and in-market concierge services, activities, experiences and ground transportation in hundreds of destinations worldwide

•	Classic Vacations®, a top luxury travel specialist

•	Expedia® CruiseShipCenters®, a provider of exceptional value and expert advice for travelers booking cruises and vacations through its network of 180 franchise locations across North America

•	CarRentals.com™, the premier car rental booking company on the web

The company delivers consumers value in leisure and business travel, drives incremental demand and direct bookings to travel suppliers, and provides advertisers the opportunity to reach a highly valuable audience of in-market consumers through Expedia® Media Solutions. Expedia also powers bookings for some of the world’s leading airlines and hotels, top consumer brands, high traffic websites, and thousands of active affiliates through Expedia® Affiliate Network. For corporate and industry news and views, visit us at www.expediainc.com or follow us on Twitter @expediainc.

Trademarks and logos are the property of their respective owners. © 2015 Expedia, Inc. All rights reserved. CST: 2029030-50

Contacts

Investor Relations	Communications
(425) 679-3759	(425) 679-4317
ir@expedia.com	press@expedia.com